EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Angela Kimber Director of Communications 517-316-0172

FOR IMMEDIATE DISTRIBUTION

West Michigan Business Leader Steven Maas Elected to Capitol Bancorp Limited Board of Directors

LANSING, Mich.: Feb. 3, 2009: Joseph D. Reid, chairman and CEO of Capitol Bancorp Limited (NYSE:CBC), today announced that West Michigan business leader Steven L. Maas has been elected to Capitol Bancorp's board of directors.

Commenting on the appointment, Reid said Maas’s business experience complements Capitol Bancorp’s business model and strategic goals. “Steve has a wealth of knowledge and experience that will benefit our Corporation.  His proven leadership skills and extensive management experience will provide valuable contributions for our board.”

Maas is a co-owner of River Valley Title, L.L.C. and an attorney.  He is also involved in numerous enterprises including serving as the vice president and treasurer of Maas Asset Management, Inc. and a member of T&S Maas Investment Group, L.L.C. Active in professional and community organizations, Maas serves on the board of directors of Portage Commerce Bank, a Capitol Bancorp affiliate, Access BIDCO, L.L.C., Quincy Street, Inc. and Word of Life Foundation.  Maas also serves on the Grandville City Council, the Interurban Transit Partnership in Grand Rapids, Mich., and the City of Grandville Planning Commission.

Maas has a law degree from Thomas M. Cooley Law School in Lansing, Mich., and a bachelor's degree from Hope College in Holland, Mich. He is currently enrolled in the fine art appraisal certificate program at New York University.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.7 billion national community bank development company, with a network of 64 separately chartered banks in 17 states.  It is the holder of the most individual bank charters in the country.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.